Woodward Reports Second Quarter and Six Months Results

ROCKFORD, IL -- 04/26/2004 -- Woodward Governor Company (NASDAQ: WGOV) today reported financial results for the second fiscal quarter and six months ended March 31, 2004.

Net sales for the quarter were $172,951,000, up 18 percent from $146,159,000 in the second quarter last year. The increase reflected the effect of business acquisitions, currency exchange rate fluctuations, and higher volume. Net earnings were $9,105,000, or $0.79 per share (all per share amounts are diluted), compared to $4,511,000, or $0.40 per share, in the same quarter last year.

"In the second quarter, many of our key markets went from showing early signs of improvement to what may be the beginning of a fairly vibrant, broad-based recovery," said Chairman and Chief Executive Officer John A. Halbrook. "Our results also reflected benefits from cost initiatives and our continuous focus on efficiency and quality."

Industrial Controls' net sales for the second quarter were $104,832,000, compared with $82,311,000 a year ago, an increase of $22,521,000. Businesses acquired in the past year accounted for $13,539,000 of the increase and currency exchange rate fluctuations for about $4,800,000. The remainder of the increase reflected firmer demand in many product lines, particularly from Asian and North American markets. Segment earnings for the quarter were $5,374,000, compared to a loss of $1,848,000 for the same period last year. Earnings were driven by higher sales and related operating leverage, as well as recent cost-reduction activities. Also, in last year's second quarter, we incurred approximately $2,460,000 in charges for workforce management and lease termination expenses.

"Industrial Controls' results in the second quarter benefited from market-focused strategies and an improving economic setting," said Mr. Halbrook. "As a result of recent acquisitions and other development activities, we supplied a growing share of products to our global markets as the demand for engines and turbines began to revive. Distributed power, marine auxiliary power, and alternative-fuel transportation were among the diverse markets that generated higher demand. In addition, shipments of large gas turbine products were encouraging for the second consecutive quarter."

Aircraft Engine Systems' net sales for the second quarter were $68,119,000, an increase of 7 percent from $63,848,000 in the second quarter last year, which reflected improvement in military and commercial aftermarket sales. Segment earnings for the quarter were $13,679,000, compared with $12,167,000 a year ago. Last year's second quarter results included workforce management and facility consolidation expenses totaling $1,020,000.

Mr. Halbrook continued, "In Aircraft Engine Systems, demand for Woodward spares and repair and overhaul services for both military and commercial aftermarkets was a source of strength in the quarter. In addition, demand for Woodward's products in the commercial OEM market took a slightly better tone, particularly narrow body and regional jets in which Woodward is broadly represented."

For the six months ended March 31, 2004, net sales were $331,924,000, an increase of 14 percent from $290,984,000 for the corresponding six months a year ago. Net earnings for the six-month period were $16,498,000, or $1.43 per share this year, compared with $10,776,000, or $0.95 per share last year, an increase of 53 percent.

Mr. Halbrook concluded, "The broad-based improvement in demand for industrial products in the second quarter is consistent with the indications from many of our customers that industrial markets bottomed last fall and are beginning to recover. Tempered by the past few years, we do not yet have sufficient visibility to characterize the recovery in our industrial markets as a sustainable trend. However, we currently expect sales in the second half of the fiscal year to approximate the run rate of the second quarter. At this sales level, combined with anticipated increased product development activities and other initiatives, we expect net earnings in the second half of the year will be approximately the same as generated in the first half. Actual results will be influenced by many internal and external variables including the timing and slope of the recoveries in our power generation, commercial aviation, and other global markets."

Woodward will hold an investor conference call at 7:30 a.m. CT on Tuesday, April 27, 2004, to provide an overview of the second quarter and six months' financial performance, business highlights, and outlook for the remainder of the year. You are invited to listen to the live Webcast of our conference call or a recording at our Web site, www.woodward.com.

About Woodward

Woodward is the world's largest independent designer, manufacturer, and service provider of energy control solutions for aircraft engines, industrial engines and turbines, power generation, and process automation equipment. The company's innovative control, fuel delivery, combustion, and automation systems help customers worldwide operate cleaner, more cost effective, and more reliable equipment. Woodward is headquartered in Rockford, Illinois, and serves global markets from locations worldwide. Visit our web site at www.woodward.com.

The statements in this release concerning the company's future sales, earnings, business performance, prospects, demand in the company's markets, and the economy in general reflect current expectations and are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from projections or any other forward-looking statement, and we have no obligation to update our forward-looking statements. Factors that could affect performance and could cause actual results to differ materially from projections and forward-looking statements are described in Woodward's Annual Report and Form 10-K for the year ended September 30, 2003, and Form 10-Q for the quarterly period ended March 31, 2004, expected to be available by early May.

Woodward Governor Company and Subsidiaries
STATEMENTS OF CONSOLIDATED EARNINGS
                             Three months ended      Six months ended
(Unaudited - in thousands         March 31,               March 31,
 except per share amounts)    2004        2003        2004        2003
                           ---------   ---------   ---------   ---------
Net sales                  $ 172,951   $ 146,159   $ 331,924   $ 290,984
                           ---------   ---------   ---------   ---------
Costs and expenses:
  Cost of goods sold         139,232     122,114     266,547     240,380
  Sales, general, and
   administrative expenses    16,827      15,289      34,005      30,086
  Amortization of
   intangible assets           1,820       1,029       3,430       2,046
  Interest expense             1,451         951       2,695       2,145
  Interest income               (213)       (383)       (786)       (492)
  Other income -net             (755)       (259)       (577)       (703)
                           ---------   ---------   ---------   ---------
  Total costs and expenses   158,362     138,741     305,314     273,462
                           ---------   ---------   ---------   ---------
Earnings before
 income taxes                 14,589       7,418      26,610      17,522
Income taxes                   5,484       2,907      10,112       6,746
                           ---------   ---------   ---------   ---------
Net earnings               $   9,105   $   4,511   $  16,498   $  10,776
                           =========   =========   =========   =========

Per share amounts:
Basic                      $    0.81   $    0.40   $    1.46   $    0.96
Diluted                    $    0.79   $    0.40   $    1.43   $    0.95
                           =========   =========   =========   =========

Weighted-average number of shares outstanding:
Basic                         11,276      11,151      11,269      11,229
Diluted                       11,557      11,270      11,507      11,366
                           =========   =========   =========   =========

Woodward Governor Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS
                                     At March 31,     At September 30,
(Unaudited - in thousands
 except per share amounts)               2004               2003
                                      ---------          ---------
Assets
  Current assets:
    Cash and cash equivalents         $  36,969          $  24,058
    Accounts receivable                  84,100             87,807
    Inventories                         136,442            126,289
    Income taxes receivable                   -              1,782
    Deferred income taxes                14,922             14,179
    Other current assets                  3,392              5,157
                                      ---------          ---------
      Total current assets              275,825            259,272
  Property, plant, and
   equipment-net                        120,574            124,144
  Goodwill                              131,505            133,620
  Other intangibles-net                  86,002             85,291
  Deferred income taxes                   3,450              6,429
  Other assets                            6,669              7,243
                                      ---------          ---------
Total assets                          $ 624,025          $ 615,999
                                      =========          =========
Liabilities and shareholders' equity
  Current liabilities:
    Short-term borrowings             $   9,248          $   5,774
    Current portion of
     long-term debt                           -             30,000
    Accounts payable                     36,654             26,703
    Accrued liabilities                  43,722             45,533
    Income taxes payable                  7,313                  -
                                      ---------          ---------
      Total current liabilities          96,937            108,010
  Long-term debt, less
   current portion                       90,064             89,970
  Other liabilities                      60,331             57,215
                                      ---------          ---------
  Total liabilities                     247,332            255,195
  Shareholders' equity                  376,693            360,804
                                      ---------          ---------
Total liabilities and
 shareholders' equity                 $ 624,025          $ 615,999
                                      =========          =========

Woodward Governor Company and Subsidiaries
OTHER SELECTED INFORMATION
                             Three months ended      Six months ended
(Unaudited - in thousands         March 31,               March 31,
 except per share amounts)    2004        2003        2004        2003
                           ---------   ---------   ---------   ---------
External net sales:
  Industrial Controls      $ 104,832   $  82,311   $ 201,651   $ 160,840
  Aircraft Engine Systems     68,119      63,848     130,273     130,144

Segment earnings (losses):
  Industrial Controls          5,374      (1,848)      9,965        (178)
  Aircraft Engine Systems     13,679      12,167      25,100      24,998
Capital Expenditures           5,243       4,016       9,361       6,881
Depreciation Expense           6,882       6,883      13,584      13,606
                           =========   =========   =========   =========

Segment earnings in the table above do not include nonsegment expenses, interest, and income taxes.

CONTACT:
Stephen P. Carter
Executive Vice President,
Chief Financial Officer and Treasurer
1-815-639-6800